Exhibit 23.7
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to use in this Registration Statement Post-Effective Amendment No. 6 on Form F-3 to Form F-1, (No. 333-121527) of our report dated March 3, 2006, except for note 11 which is as of March 24, 2006, relating to the financial statements of Peru Copper Inc., as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 and for the period from April 24, 2003 to December 31, 2003 and for the period April 24, 2003 to December 31, 2005, which is incorporated by reference in such Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Registration Statements.
Chartered Accountants
Vancouver, BC
August 16, 2006